SKYLINE CHAMPION ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS

Troy, Michigan, May 23, 2022 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its fourth quarter and full year ended April 2, 2022 (“fiscal 2022”). Last year’s results included an extra week during the fourth quarter compared to fiscal 2022.

Fourth Quarter Fiscal 2022 Highlights (compared to Fourth Quarter Fiscal 2021)

·
Net sales increased 42.5% to $638.1 million
·
U.S. homes sold increased 11.1% to 6,580
·
Total backlog increased to $1.6 billion
·
Average selling price (“ASP”) per U.S. home sold increased 30.7% to $87,800
·
Gross profit margin expanded by 780 basis points to 29.9%
·
Net income increased by 156.1% to $86.8 million
·
Earnings per share (“EPS”) increased to $1.51 from $0.59
·
Adjusted EBITDA increased 137.0% to $121.4 million
·
Adjusted EBITDA margin expanded by 760 basis points to 19.0%
·
Net cash provided by operating activities of $60.1 million during the quarter

“I am very proud of Skyline Champion’s accomplishments in the ever-evolving operating environment faced throughout fiscal 2022, a true testament to our people and our partners.” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “Our extraordinary results were driven by the team’s ability to make meaningful progress on streamlining our product offerings, which allowed us to significantly increase production levels in response to the market demand for our homes. With increased capacity, and the investments we are making to enhance the customer’s home-buying experience, we are confident and well positioned to continue to deliver significant value to our customers and stakeholders, especially as society’s need for attainable housing is magnified in today’s environment.”

Fourth Quarter Fiscal 2022 Results

Net sales for the fourth quarter fiscal 2022 increased 42.5% to $638.1 million compared to the prior-year period. The number of U.S. homes sold in the fourth quarter fiscal 2022 increased 11.1% to 6,580 despite the extra fiscal week in the prior year fourth quarter. Volume growth during the quarter was driven by continued strong demand and increased production levels. The ASP per U.S. home sold increased 30.7% to $87,800 due to price increases to offset inflation in materials, labor and transportation costs. The number of Canadian factory-built homes sold in the quarter decreased to 400 homes compared to 419 homes in the prior-year period due to the extra week in the fourth quarter of last year. Total backlog for Skyline Champion was $1.6 billion as of April 2, 2022, compared to $858.6 million as of April 3, 2021. Backlog growth was driven by strong order activity and higher average selling prices per home. The backlog at April 2, 2022 included approximately $200 million of disaster relief housing for production and delivery to FEMA.

Gross profit increased by 92.7% to $191.0 million in the fourth quarter fiscal 2022 compared to the prior-year period. Gross profit margin was 29.9% of net sales, a 780 basis point expansion compared to 22.1% in the fourth quarter fiscal 2021. The ongoing improvement in the gross profit margin is being driven by higher volumes, pricing, and operational efficiencies.

Selling, general, and administrative expenses (“SG&A”) in the fourth quarter fiscal 2022 increased to $75.0 million from $52.5 million in the same period last year. SG&A as a percentage of net sales increased 10 basis points to 11.8%. Higher volumes, increased profitability, and fixed cost leverage during the quarter partially offset higher variable compensation and the ongoing investments in capacity expansion and the enhanced customer buying experience.

Net income increased by 156.1% to $86.8 million for the fourth quarter fiscal 2022 compared to the prior-year period. The increase in net income was driven by the increase in sales volume, pricing, and operating leverage.

Adjusted EBITDA for the fourth quarter fiscal 2022 increased by 137.0% to $121.4 million compared to the fourth quarter fiscal 2021 driven by an increase in net sales and improved profitability. Adjusted EBITDA margin expanded by 760 basis points to 19.0% due to higher sales and continued operational improvements increasing the leverage of fixed costs.

As of April 2, 2022, Skyline Champion had $435.4 million of cash and cash equivalents.

Full Year Fiscal 2022 Financial Highlights

For fiscal 2022, net sales were $2,207.2 million which represents an increase of 55.3%, or $786.3 million, compared to fiscal 2021, which had an extra fiscal week in the fourth quarter compared to this year. Net sales growth was primarily driven by strong demand, pricing to offset inflation, and increased production.

Gross profit increased $301.4 million or 104.8% to $589.1 million in fiscal 2022, compared to $287.7 million in the prior year period. Gross profit margin increased by 650 basis points to 26.7% of net sales for fiscal 2022, compared to fiscal 2021 primarily due to higher sales volumes and increased price levels and operational efficiencies.

SG&A increased to $256.2 million for fiscal 2022, compared to $178.9 million in the prior year period primarily due higher variable compensation, the impact of the ScotBilt acquisition in February 2021 and investments in the enhanced customer buying experience.

Net income for fiscal 2022 was $248.0 million compared to net income of $84.9 million for fiscal 2021, an increase of $163.1 million or 192.2% due to an increase net sales and improved operating income.

Adjusted EBITDA for fiscal 2022 increased by 162.6% to $353.9 million, compared to $134.8 million for fiscal 2022. Adjusted EBITDA margin expanded 650 basis points to 16.0% in fiscal 2022.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, May 24, 2022, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13729582. The replay will be available until 11:59 P.M. Eastern Time on June 7, 2022.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 8,400 people. With almost 70 years of homebuilding experience and 41 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Skyline Champion provides construction services to install and set-up factory built homes, operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and operates Star Fleet Trucking, which provides transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) equity-based compensation awards granted before December 31, 2018, (f) restructuring charges, (g) impairment of assets, and (h) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the consolidated statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American Economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 3, 2021 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars in thousands)

	April 2, 2022	April 3, 2021

ASSETS
Current assets:
Cash and cash equivalents	$ 435,413	$ 262,581
Trade accounts receivable, net	90,536	57,481
Inventories, net	241,334	166,113
Other current assets	14,977	13,592
Total current assets	782,260	499,767
Long-term assets:
Property, plant, and equipment, net	132,985	115,140
Goodwill	191,970	191,803
Amortizable intangible assets, net	51,283	58,835
Deferred tax assets	17,750	19,914
Other noncurrent assets	58,371	32,443
Total assets	$ 1,234,619	$ 917,902
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$ 35,460	$ 25,733
Accounts payable	92,159	57,214
Other current liabilities	222,493	180,695
Total current liabilities	350,112	263,642
Long-term liabilities:
Long-term debt	12,430	39,330
Deferred tax liabilities	5,124	4,280
Other	41,840	42,039
Total long-term liabilities	59,394	85,649
Stockholders' Equity:
Common stock	1,573	1,569
Additional paid-in capital	502,846	491,668
Retained earnings	327,902	82,898
Accumulated other comprehensive loss	(7,208)	(7,524)
Total stockholders' equity	825,113	568,611
Total liabilities and stockholders' equity	$ 1,234,619	$ 917,902

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021

Net sales	$ 638,117	$ 447,649	$ 2,207,229	$ 1,420,881
Cost of sales	447,090	348,534	1,618,106	1,133,186
Gross profit	191,027	99,115	589,123	287,695
Selling, general, and administrative expenses	75,029	52,470	256,218	178,936
Operating income	115,998	46,645	332,905	108,759
Interest expense, net	511	647	2,512	3,248
Other expense (income)	—	1,104	(36)	(5,889)
Income before income taxes	115,487	44,894	330,429	111,400
Income tax expense	28,689	11,008	82,385	26,501
Net income	$ 86,798	$ 33,886	$ 248,044	$ 84,899
Net income per share:
Basic	$ 1.53	$ 0.60	$ 4.37	$ 1.50
Diluted	$ 1.51	$ 0.59	$ 4.33	$ 1.49

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Twelve Months Ended
	April 2, 2022	April 3, 2021
Cash flows from operating activities
Net income	$ 248,044	$ 84,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,936	17,704
Amortization of deferred financing fees	690	506
Equity-based compensation	9,777	6,037
Deferred taxes	3,019	3,588
Loss (gain) on disposal of property, plant, and equipment	612	(61)
Foreign currency transaction gain	(83)	(519)
Change in assets and liabilities:
Accounts receivable	(32,854)	(9,305)
Inventories	(75,019)	(31,030)
Prepaids and other assets	(28,217)	967
Accounts payable	34,824	16,371
Accrued expenses and other liabilities	42,750	64,740
Net cash provided by operating activities	224,479	153,897
Cash flows from investing activities
Additions to property, plant, and equipment	(31,979)	(8,016)
Cash paid for acquisition	(207)	(52,548)
Proceeds from life insurance policy	—	1,829
Proceeds from disposal of property, plant, and equipment	219	1,927
Net cash used in investing activities	(31,967)	(56,808)
Cash flows from financing activities
Changes in floor plan financing, net	9,728	(8,181)
Payments on deferred financing fees	(1,130)	—
Payments on revolving debt facility	(26,900)	(38,000)
Stock option exercises	1,405	55
Tax payment for equity-based compensation	(3,039)	(1,687)
Net cash used in financing activities	(19,936)	(47,813)
Effect of exchange rate changes on cash, and cash equivalents	256	3,850
Net increase in cash and cash equivalents	172,832	53,126
Cash and cash equivalents at beginning of period	262,581	209,455
Cash and cash equivalents at end of period	$ 435,413	$ 262,581

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	April 2, 2022	April 3, 2021	Change	April 2, 2022	April 3, 2021	Change
Reconciliation of Adjusted EBITDA:
Net income	$ 86,798	$ 33,886	$ 52,912	$ 248,044	$ 84,899	$ 163,145
Income tax expense	28,689	11,008	17,681	82,385	26,501	55,884
Interest expense, net	511	647	(136)	2,512	3,248	(736)
Depreciation and amortization	5,403	4,629	774	20,936	17,704	3,232
EBITDA	121,401	50,170	71,231	353,877	132,352	221,525
Transaction costs	—	1,044	(1,044)	—	1,044	(1,044)
Equity based compensation (for awards granted prior to December 31, 2018)	—	—	—	—	1,359	(1,359)
Adjusted EBITDA	$ 121,401	$ 51,214	$ 70,187	$ 353,877	$ 134,755	$ 219,122